Exhibit 23.2







                       INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Mettler-Toledo International Inc.:


We consent to the use of our repports included and incorporated by reference therein and to the reference to our firm under the headings "Summary Financial Information", "Selected Historical Financial
Information" and "Independent Auditors" in the prospectus.


KPMG Fides Peat


Zurich, Switzerland
November 30, 1998